Exhibit 99.1

News Release

MMC REPORTS FIRST QUARTER 2009 RESULTS

Strong Performance in Risk and Insurance Services

NEW YORK, May 6, 2009 — Marsh & McLennan Companies, Inc. (MMC) today reported financial results for the first quarter ended March 31, 2009.

“I am pleased with MMC's overall results in the first quarter of 2009 despite a difficult economic environment,” said MMC President and CEO Brian Duperreault.

“Results for Risk and Insurance Services were outstanding, with underlying revenue rising 1%, excluding fiduciary income, and significantly improved margins. Marsh continued to achieve a substantial increase in profitability through expense discipline. Significantly improved profitability at Guy Carpenter was a result of strong new business and continued focus on expenses. As a result, operating margin in the segment increased to 21.6% from 15.6% and adjusted operating margin increased to 25% from 17.6%.

“In the Consulting segment, Mercer’s major consulting practices of retirement and health and benefits achieved revenue growth in the first quarter; however, operating income was negatively impacted by foreign currency translation. Oliver Wyman saw a substantial decline in business activity due to the ongoing economic downturn.

“Overall, growth in profitability in Risk and Insurance Services offset the decline in Consulting,” Mr. Duperreault concluded.

In the quarter, consolidated revenue was $2.6 billion, a decline of 13 percent from the first quarter of 2008, or 4 percent on an underlying basis. Underlying revenue measures the change in revenue before the impact of acquisitions and dispositions, using consistent currency exchange rates.

In the first quarter of 2009, net income attributable to MMC was $176 million, or $.33 per share. This compared with a net loss of $210 million, or $.40 per share in the first quarter of 2008, which included a non-cash goodwill impairment charge of $425 million in the Risk Consulting and Technology segment.

Earnings per share on an adjusted basis, which excludes noteworthy items as presented in the attached supplemental schedules, was $.40 in the first quarter of 2009, compared with $.45 in the same quarter last year.

In the first quarter of 2009, MMC adopted FASB Staff Position EITF 03-6-1, which relates to the two-class method of calculating earnings per share. The application of this new accounting pronouncement reduced GAAP earnings per share in the first quarter of 2009 by $0.01 and reduced adjusted earnings per share in the first quarters of both 2009 and 2008 by $0.01, as presented on pages 12 and 13 of the supplemental schedules. Additionally, in response to IRS Regulation 409(A) involving deferred compensation, MMC modified the vesting conditions of deferred bonus awards for retirement eligible employees. This resulted in accelerated amortization in the quarter of $17 million, reducing both GAAP and adjusted earnings per share by $0.02.

Risk and Insurance Services

Risk and Insurance Services segment revenue in the first quarter of 2009 was

$1.4 billion, a decline of 8 percent from the first quarter of 2008, or 1 percent on an underlying basis. Excluding fiduciary interest, underlying revenue in Risk and Insurance Services rose 1 percent. Operating income in the first quarter increased 27 percent to $297 million from $234 million last year, despite a dramatic decline in fiduciary interest income. Adjusted operating income rose 30 percent to $343 million from $264 million, reflecting substantially improved performance at both Marsh and Guy Carpenter.

Marsh’s revenue in the first quarter was $1.1 billion, a decrease of 10 percent from last year, or 1 percent on an underlying basis. International operations increased 4 percent: Latin America rose 15 percent; Asia Pacific was up 9 percent; and EMEA increased 2 percent. The United States and Canada had an 8 percent decline. During the first quarter of 2009, pricing declined in the U.S. property and casualty marketplace, though not at the pace observed in 2008.

Guy Carpenter’s revenue rose 7 percent to $281 million in the first quarter of 2009, or 10 percent on an underlying basis, compared with the prior year’s quarter. A substantial increase in new business as well as continuing cost discipline, led to significant improvement in Guy Carpenter’s profitability in the first quarter. Increased rates were evident in U.S. property catastrophe reinsurance, but rates declined in casualty reinsurance in the first quarter. In April, Guy Carpenter successfully completed the acquisition of John B. Collins Associates, Inc., previously the fifth-largest reinsurance intermediary in the U.S. and seventh-largest in the world. The acquisition of Collins further strengthens Guy Carpenter’s capabilities.

Consulting

Consulting segment revenue declined 16 percent to $1.1 billion in the first quarter of 2009, or 7 percent on an underlying basis. Foreign currency translation reduced operating income by $32 million in the quarter, primarily at Mercer. Adjusted operating income was $74 million compared with $151 million in 2008.

Mercer’s revenue declined 13 percent to $803 million in the first quarter, or 2 percent on an underlying basis. Mercer’s consulting operations produced revenue of $593 million, flat on an underlying basis, as growth in its major practices such as retirement and health and benefits was offset by declines in human capital and other consulting businesses. Outsourcing, with revenue of $142 million, declined 11 percent primarily due to declines in the equity markets, and investment consulting and management, with revenue of $68 million, increased 6 percent.

Oliver Wyman’s revenue declined 24 percent to $280 million in the first quarter of 2009, or 19 percent on an underlying basis, due to the impact of adverse global economic and financial market conditions.

Risk Consulting and Technology

Kroll’s revenue of $187 million in the first quarter declined 15 percent from the year-ago quarter, or 8 percent on an underlying basis. Revenue in litigation support and data recovery declined 6 percent; background screening was down 10 percent; and risk mitigation and response decreased 8 percent.

The majority of the operations within the corporate advisory and restructuring business were divested in the fourth quarter of 2008. Additionally, two small residual businesses were exited in the first quarter of 2009.

Risk Consulting and Technology segment revenue was $187 million in the first quarter of 2009, a decline of 27 percent, due to the divestiture of corporate advisory and restructuring, or 8 percent on an underlying basis. On an adjusted basis, operating income was $12 million compared with $16 million in the prior year’s quarter.

Other Items

MMC had an investment loss in the first quarter of 2009 of $15 million due to mark-to-market declines within its private equity fund investments.

At March 31, 2009, cash and cash equivalents was $1.4 billion. In March, MMC issued $400 million of 9.25 percent senior notes due in 2019. MMC will use the net proceeds from the issuance to repay its $400 million, 7.125 percent senior notes due June 15, 2009. MMC also declared a quarterly dividend of $.20 per share on outstanding common stock, payable in the second quarter of 2009.

Conference Call

A conference call to discuss first quarter 2009 results will be held today at 8:30 a.m. Eastern Time. To participate in the teleconference, please dial 877 604 9667. Callers from outside the United States should dial 719 325 4845. The access code for both numbers is 4615524. The live audio webcast may be accessed at www.mmc.com. A replay of the webcast will be available approximately two hours after the event at the same web address.

MMC is a global professional services firm providing advice and solutions in the areas of risk, strategy and human capital. It is the parent company of a number of the world’s leading risk experts and specialty consultants, including Marsh, the insurance broker and risk advisor; Guy Carpenter, the risk and reinsurance specialist; Mercer, the provider of HR and related financial advice and services; Oliver Wyman, the management consultancy; and Kroll, the risk consulting firm. With approximately 54,000 employees worldwide and annual revenue exceeding $11 billion, MMC provides analysis, advice and transactional capabilities to clients in more than 100 countries. Its stock (ticker symbol: MMC) is listed on the New York, Chicago and London stock exchanges. MMC’s website address is www.mmc.com.

This press release contains “forward-looking statements,” as defined in the Private Securities Litigation Reform Act of 1995. These statements, which express management’s current views concerning future events or results, use words like “anticipate,” “assume,” “believe,” “continue,” “estimate,” “expect,” “intend,” “plan,” “project” and similar terms, and future or conditional tense verbs like “could,” “may,” “might,” “should,” “will” and “would.” For example, we may use forward-looking statements when addressing topics such as: market and industry conditions, including competitive and pricing trends; changes in our business strategies and methods of generating revenue; the development and performance of our services and products; changes in the composition or level of MMC’s revenues; our cost structure and the outcome of cost-saving or restructuring initiatives; the outcome of contingencies; dividend policy; the expected impact of acquisitions and dispositions; pension obligations; cash flow and liquidity; future actions by regulators; and the impact of changes in accounting rules.

Forward-looking statements are subject to inherent risks and uncertainties. Factors that could cause actual results to differ materially from those expressed or implied in our forward-looking statements include:

•	the impact of current financial market conditions on our results of operations and financial condition;
•	the potential impact of legislative, regulatory, accounting and other initiatives which may be taken in response to the current financial crisis;
•

our ability to meet our financing needs by generating cash from operations and accessing external financing sources, including the impact of current economic conditions on our cost of financing or ability to borrow;

•	the potential impact of rating agency actions on our cost of financing and ability to borrow, as well as on our operating costs and competitive position;
•

our exposure to potential liabilities arising from errors and omissions claims against us, including claims of professional negligence in providing actuarial services, such as those alleged by the Alaska Retirement Management Board and Milwaukee County in separate lawsuits against Mercer;

•	the impact on our net income caused by fluctuations in foreign exchange rates;
•	the potential impact of changes in interest rates and increased counterparty risk in the current economic environment;
•	changes in the funded status of our global defined benefit pension plans and the impact of any increased pension funding resulting from those changes;
•

our exposure to potential criminal sanctions or civil remedies if we fail to comply with foreign and U.S. laws and regulations that are applicable to our international operations, including import and export requirements, U.S. laws such as the Foreign Corrupt Practices Act, and local laws prohibiting corrupt payments to government officials;

•

the impact on risk and insurance services commission revenues of changes in the availability of, and the premiums insurance carriers charge for, insurance and reinsurance products, including the impact on premium rates and market capacity attributable to catastrophic events;

•	the extent to which we retain existing clients and attract new business, and our ability to incentivize and retain key employees;
•	the challenges we face in achieving profitable revenue growth and improving operating margins at Marsh;
•	the impact on our consulting segment of pricing trends, utilization rates, the general economic environment and legislative changes affecting client demand;
•

the impact of competition, including with respect to pricing, the emergence of new competitors, and the fact that many of Marsh’s competitors are not constrained in their ability to receive contingent commissions;

•

the ultimate economic impact on MMC of contingencies described in the notes to our financial statements, including the risk of a significant adverse outcome in the shareholder lawsuit against MMC concerning the late 2004 decline in MMC’s share price;

•	the potential impact of consolidation in the industries we serve, particularly in the reinsurance industry;
•	our ability to successfully obtain payment from our clients of the amounts they owe us for work performed;
•

the impact of, and potential challenges in complying with, legislation and regulation in the jurisdictions in which we operate, particularly given the global scope of our businesses and the possibility of conflicting regulatory requirements across the jurisdictions in which we do business;

•	our ability to make strategic acquisitions and dispositions and to integrate, and realize expected synergies, savings or strategic benefits from, the businesses we acquire;
•	our ability to successfully recover should we experience a disaster or other business continuity problem;
•	changes in applicable tax or accounting requirements;
•

potential income statement effects from the application of FIN 48 (“Accounting for Uncertainty in Income Taxes”) and SFAS 142 (“Goodwill and Other Intangible Assets”), including the effect of any subsequent adjustments to the estimates MMC uses in applying these accounting standards; and

•	other risks detailed from time to time in MMC’s filings with the Securities and Exchange Commission.

The factors identified above are not exhaustive. MMC and its subsidiaries operate in a dynamic business environment in which new risks may emerge frequently. Accordingly, MMC cautions readers not to place undue reliance on its forward-looking statements, which speak only as of the dates on which they are made. MMC undertakes no obligation to update or revise any forward-looking statement to reflect events or circumstances arising after the date on which it is made. Further information concerning MMC and its businesses, including information about factors that could materially affect our results of operations and financial condition, is contained in MMC’s filings with the Securities and Exchange Commission, including the “Risk Factors” section of MMC’s most recently filed Annual Report on Form 10-K.

Marsh & McLennan Companies, Inc.

Consolidated Statements of Income

(In millions, except per share figures)

(Unaudited)

	Three Months Ended March 31,
	2009	2008
Revenue	$2,629	$3,039

Expense:
Compensation and Benefits	1,578	1,828
Other Operating Expenses	720	874
Goodwill Impairment Charge	-	425
Total Expense	2,298	3,127

Operating Income (Loss)	331	(88)

Interest Income	6	18

Interest Expense	(56)	(56)

Investment (Loss) Income	(15)	8

Income (Loss) Before Income Taxes	266	(118)

Income Taxes	82	94

Income (Loss) from Continuing Operations	184	(212)

Discontinued Operations, Net of Tax	(4)	5

Net Income (Loss) Before Non-Controlling Interests	180	(207)

Less: Net Income Attributable to Non-Controlling Interests	4	3

Net Income (Loss) Attributable to MMC	$ 176	$ (210)

Basic Net Income (Loss) Per Share – Continuing Operations	$ 0.34	$ (0.40)
– Net Income (Loss)	$ 0.33	$ (0.39)

Diluted Net Income (Loss) Per Share – Continuing Operations	$ 0.34	$ (0.41)
– Net Income (Loss)	$ 0.33	$ (0.40)

Average Number of Shares Outstanding – Basic	515	519
– Diluted	515	519
Shares Outstanding at 3/31	517	511

Note: 2008 data has been restated to reflect the retrospective adoption of new accounting pronouncements, as described on pages 12 and 13.

Marsh & McLennan Companies, Inc.

Supplemental Information – Revenue Analysis

Three Months Ended

(Millions) (Unaudited)

	Three Months Ended			Components of Revenue Change
			% Change	Acquisitions/
	March 31,		GAAP	Currency	Dispositions	Underlying*
	2009	2008	Revenue	Impact	Impact	Revenue
Risk and Insurance Services
Marsh	$1,076	$1,196	(10)%	(8)%	-	(1)%
Guy Carpenter	281	264	7%	(7)%	4%	10%
Subtotal	1,357	1,460	(7)%	(8)%	-	1%
Fiduciary Interest Income	15	40	(62)%	(5)%	-	(57)%
Total Risk and Insurance Services	1,372	1,500	(8)%	(8)%	-	(1)%

Consulting
Mercer	803	925	(13)%	(11)%	-	(2)%
Oliver Wyman Group	280	370	(24)%	(8)%	3%	(19)%
Total Consulting	1,083	1,295	(16)%	(11)%	1%	(7)%

Risk Consulting & Technology
Kroll	187	220	(15)%	(5)%	(2)%	(8)%
Corporate Advisory and Restructuring	-	37	(99)%	-	(99)%	-
Total Risk Consulting & Technology	187	257	(27)%	(4)%	(15)%	(8)%

Corporate Eliminations	(13)	(13)

Total Revenue	$2,629	$3,039	(13)%	(9)%	(1)%	(4)%

Revenue Details

The following table provides more detailed revenue information for certain of the components presented above:

	Three Months Ended			Components of Revenue Change
			% Change	Acquisitions/
	March 31,		GAAP	Currency	Dispositions	Underlying*
	2009	2008	Revenue	Impact	Impact	Revenue
Marsh:
EMEA	$ 500	$ 569	(12)%	(13)%	(2)%	2%
Asia Pacific	86	90	(4)%	(13)%	-	9%
Latin America	47	49	(3)%	(18)%	(1)%	15%
Total International	633	708	(11)%	(13)%	(1)%	4%
U.S. and Canada	443	488	(9)%	(2)%	1%	(8)%
Total Marsh	$1,076	$1,196	(10)%	(8)%	-	(1)%

Mercer:
Retirement	$ 276	$ 313	(12)%	(14)%	-	2%
Health and Benefits	212	220	(4)%	(7)%	(1)%	4%
Other Consulting Lines	105	126	(17)%	(7)%	2%	(12)%
Mercer Consulting	593	659	(10)%	(10)%	-	-
Outsourcing	142	188	(24)%	(13)%	-	(11)%
Investment Consulting & Management	68	78	(14)%	(20)%	-	6%
Total Mercer	$ 803	$ 925	(13)%	(11)%	-	(2)%

Kroll:
Litigation Support and Data Recovery	$ 71	$ 79	(10)%	(4)%	-	(6)%
Background Screening	62	71	(12)%	(3)%	-	(10)%
Risk Mitigation and Response	54	70	(23)%	(8)%	(7)%	(8)%
Total Kroll	$ 187	$ 220	(15)%	(5)%	(2)%	(8)%

Notes

*Underlying revenue measures the change in revenue, before the impact of acquisitions and dispositions, including transfers among businesses using consistent currency exchange rates. Components of revenue change may not add due to rounding.

Marsh & McLennan Companies, Inc.

Non-GAAP Measures

Three Months Ended March 31

(Millions) (Unaudited)

MMC presents below certain additional financial measures that are “non-GAAP measures” within the meaning of Regulation G under the Securities Exchange Act of 1934. These measures are: adjusted operating income; adjusted operating margin; and adjusted income, net of tax.

MMC presents these non-GAAP measures to provide investors with additional information to analyze the company’s performance from period to period. Management also uses these measures to assess performance for incentive compensation purposes and to allocate resources in managing MMC’s businesses. However, investors should not consider these non-GAAP measures in isolation from, or as a substitute for, the financial information that MMC reports in accordance with GAAP. MMC’s non-GAAP measures reflect subjective determinations by management, and may differ from similarly titled non-GAAP measures presented by other companies.

Adjusted Operating Income and Adjusted Operating Margin

Adjusted operating income is calculated by excluding the impact of certain noteworthy items from MMC’s GAAP operating income. The following table identifies these noteworthy items and reconciles adjusted operating income to GAAP operating income, on a consolidated and segment basis, for the three months ended March 31, 2009 and 2008. The following table also presents adjusted operating margin, which is calculated by taking adjusted operating income and dividing it by consolidated or segment GAAP revenue.

	Risk & Insurance Services	Consulting	Risk Consulting & Technology	Corporate	Total
Three Months Ended March 31, 2009
Operating (loss) income	$297	$ 73	$ 11	$(50)	$331
Add impact of noteworthy items:
Restructuring Charges (a)	27	1	1	11 (b)	40
Settlement, Legal and Regulatory (c)	18	-	-	-	18
Accelerated Amortization	1	-	-	-	1
Operating income adjustments	46	1	1	11	59

Adjusted operating income	$343	$ 74	$ 12	$(39)	$390

Operating margin	21.6%	6.7%	5.9%	N/A	12.6%
Adjusted operating margin	25.0%	6.8%	6.4%	N/A	14.8%

Three Months Ended March 31, 2008
Operating income	$234	$151	$(412)	$(61)	$(88)
Add (deduct) impact of noteworthy items:
Restructuring Charges (a)	14	-	3	16	33
Settlement, Legal and Regulatory (c)	13	-	-	-	13
Goodwill Impairment Charge	-	-	425	-	425
Other	3	-	-	-	3
Operating income adjustments	30	-	428	16	474

Adjusted operating income	$264	$151	$16	$(45)	$386

Operating margin	15.6%	11.7%	N/A	N/A	N/A
Adjusted operating margin	17.6%	11.7%	6.2%	N/A	12.7%

(a) Primarily includes severance from restructuring activities and related charges, costs for future rent and other real estate costs, and fees related to cost reduction initiatives.

(b) Reflects adjustments to estimated future rent and other real estate costs primarily related to previously vacated space in MMC’s New York headquarters.

(c) Reflects settlements of and legal fees arising out of the civil complaint relating to market service agreements and other issues filed against MMC and Marsh by the New York State Attorney General in October 2004 and settled in January 2005 and similar actions initiated by other states, including indemnification of former employees for legal fees.

Marsh & McLennan Companies, Inc.

Non-GAAP Measures

Three Months Ended March 31

(Millions) (Unaudited)

Adjusted Income, net of tax

Adjusted income, net of tax is calculated as: MMC’s GAAP income (loss) from continuing operations, adjusted to reflect the after-tax impact of the operating income adjustments set forth in the preceding table. The related adjusted diluted earnings per share, as calculated under the two-class method, reflects reductions for the portion of each item attributable to non-controlling interests and participating securities so that the calculation is based only on the amounts attributable to common shareholders. See page 12 for more information regarding the two-class method.

Reconciliation of the Impact of Non-GAAP Measures on Diluted Earnings Per Share – Three Months Ended March 31, 2009 and 2008:

	MMC Consolidated Results		Portion Attributable to Common Shareholders	Adjusted Diluted EPS
Three Months Ended March 31, 2009
Income from continuing operations		$184	$175	$0.34
Add impact of operating income adjustments	$ 59
Deduct impact of income tax expense	(27)
		32	31	0.06
Adjusted income, net of tax		$216	$206	$0.40

	MMC Consolidated Results		Portion Attributable to Common Shareholders	Adjusted Diluted EPS
Three Months Ended March 31, 2008
(Loss) Income from continuing operations		$(212)	$(207)	$(0.41)
Add impact of operating income adjustments	$474
Deduct impact of income tax expense	(18)
		456	441	0.86
Adjusted income, net of tax		$244	$234	$0.45

Marsh & McLennan Companies, Inc.

Supplemental Expense Information

Three Months Ended March 31

(Millions) (Unaudited)

	2009	2008
Depreciation and Amortization Expense	$ 90	$ 101

Stock Option Expense	$ -	$ 15

Marsh & McLennan Companies, Inc.

Consolidated Balance Sheets

(Millions) (Unaudited)

	March 31, 2009	December 31, 2008
ASSETS

Current assets:
Cash and cash equivalents	$1,414	$1,685
Net receivables	2,746	2,755
Other current assets	350	344

Total current assets	4,510	4,784

Goodwill and intangible assets	7,129	7,163
Fixed assets, net	945	969
Pension related asset	219	150
Other assets	2,057	2,140

TOTAL ASSETS	$14,860	$15,206

LIABILITIES AND EQUITY

Current liabilities:
Short-term debt	$ 408	$ 408
Accounts payable and accrued liabilities	1,670	1,688
Accrued compensation and employee benefits	594	1,224
Accrued income taxes	19	66
Dividends payable	106	-

Total current liabilities	2,797	3,386

Fiduciary liabilities	3,683	3,297
Less – cash and investments held in a fiduciary capacity	(3,683)	(3,297)
	-	-

Long-term debt	3,590	3,194
Pension, postretirement and postemployment benefits	1,162	1,217
Liabilities for errors and omissions	496	512
Other liabilities	1,121	1,137

Total equity	5,694	5,760

TOTAL LIABILITIES AND EQUITY	$14,860	$15,206

Marsh & McLennan Companies, Inc.

Supplemental Information

Implementation of New Accounting Pronouncements

(Millions, except per share figure)

(Unaudited)

Earnings Per Share – Restated Using the Two-Class Method

FASB Staff Position EITF 03-6-1, “Determining Whether Instruments granted in Share Based Payment Transactions are Participating Securities” became effective in the first quarter of 2009. FSP 03-6-1 applies to unvested share-based payment awards with non-forfeitable rights to dividends or dividend equivalents. Under FSP 03-6-1, such awards are considered participating securities and must be included in the computation of basic and dilutive earnings per share pursuant to the two-class method. The diluted earnings per share calculation reflects the more dilutive effect of either (a) the two-class method that assumes that the participating securities have not been exercised or (b) the treasury stock method. All prior period EPS data must be adjusted retrospectively. Beginning with the annual equity awards granted in February 2009, the terms of the awards were amended so that dividends or dividend equivalents are deferred and will only be paid if, and to the extent, the underlying award vests.

Restated Earnings Per Share

The following table presents EPS information for the first quarter of 2009 and each quarter of 2008, showing the originally reported information and the revised EPS calculation using the two-class method.

	2009 Q1	2008 Q1	2008 Q2	2008 Q3	2008 Q4	Full Year
Basic Net Income (Loss) per share
As Originally Reported:
Continuing Operations	N/A	$(0.41)	$ 0.11	$ 0.04	$ 0.14	$(0.13)
Net Income	N/A	$(0.40)	$ 0.13	$(0.02)	$ 0.16	$(0.14)

Calculated using Two-Class Method:
Continuing Operations	$ 0.34	$(0.40)	$ 0.10	$ 0.03	$ 0.14	$(0.12)
Net Income	$ 0.33	$(0.39)	$ 0.12	$(0.02)	$ 0.16	$(0.13)

Diluted Net Income (Loss) per share
As Originally Reported:
Continuing Operations	N/A	$(0.41)	$ 0.11	$ 0.03	$ 0.14	$(0.13)
Net Income	N/A	$(0.40)	$ 0.13	$(0.02)	$ 0.15	$(0.14)

Calculated using Two Class Method:
Continuing Operations	$ 0.34	$(0.41)	$ 0.10	$ 0.03	$ 0.14	$(0.13)
Net Income	$ 0.33	$(0.40)	$ 0.12	$(0.02)	$ 0.15	$(0.14)

Calculation of Earnings Per Share

The following tables show the apportionment of Income from Continuing Operations and Net Income between unvested shares (participating securities) and common shares; and the number of basic and diluted shares outstanding used for the earnings per share calculations.

	2009 Q1	2008 Q1	2008 Q2	2008 Q3	2008 Q4	Full Year
Income (Loss) from Continuing Operations
Attributable to Common Shareholders
Continuing Operations as reported *	$ 180	$ (215)	$ 55	$ 18	$ 73	$ (69)
Portion attributable to unvested shares	5	(8)	2	-	-	(6)
Portion attributable to common shares	$ 175	$ (207)	$ 53	$ 18	$ 73	$ (63)

Net Income (Loss)
Attributable to Common Shareholders
Net Income as reported *	$ 176	$ (210)	$ 65	$ (8)	$ 80	$ (73)
Portion attributable to unvested shares	5	(8)	2	-	-	(6)
Portion attributable to common shares	$ 171	$ (202)	$ 63	$ (8)	$ 80	$ (67)

Average Number of Shares Outstanding
As Originally Reported:
Basic	N/A	519	512	513	514	514
Diluted	N/A	519	518	523	521	514

Per the Two Class Method
Basic	515	519	512	513	514	514
Diluted	515	519	512	516	514	515

* Includes reduction for non-controlling interests (previously reported as minority interest expense).

Restatement of Non-GAAP Earnings Per Share

The following table presents EPS data for adjusted income, net of tax, a non-GAAP measure described on Page 10 of this release for the first quarter of 2009 and each quarter of 2008 showing the originally reported information and the revised EPS calculation using the two-class method.

	2009 Q1	2008 Q1	2008 Q2	2008 Q3	2008 Q4	Full Year
Non-GAAP Results
Adjusted Income, net of tax, as reported *	$ 212	$ 241	$ 211	$ 111	$ 192	$ 755
Earnings attributable to unvested shares	6	7	8	4	3	22
Earnings attributable to common shares	$ 206	$ 234	$ 203	$ 107	$ 189	$ 733

Adjusted Earnings Per Share, as reported	N/A	$0.46	$0.41	$0.21	$0.37	$1.45
Adjusted Earnings Per Share, calculated using the two class method	$0.40	$0.45	$0.40	$0.21	$0.37	$1.42

* Includes reduction for net income attributable to non-controlling interests (previously reported as minority interest expense).

Accounting for Non-Controlling Interests in Consolidated Financial Statements

FASB Statement of Financial Accounting Standards No. 160, “Non-Controlling Interests in Consolidated Financial Statements – an amendment of ARB No. 51”, (SFAS 160) became effective in January 2009.

SFAS 160 requires that the non-controlling interest in the equity of a subsidiary be accounted for and reported as equity and provides additional guidance on the treatment of net income and losses attributable to the non-controlling interests and changes in ownership interests in a subsidiary. Adoption of this pronouncement was not material to MMC’s consolidated financial statements. However, net income is now calculated prior to the attribution to controlling and non-controlling interests (i.e., there is no longer minority interest expense). The face of the income statement shows the portion of net income attributable to non-controlling interests and the portion of net income attributable to MMC. Earnings per share calculations are based on net income attributable to MMC.